                                             Registration No. 33-


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
                         REGISTRATION STATEMENT
                                  Under
                       The Securities Act of 1933

                   The Bank of New York Company, Inc.
         (Exact name of registrant as specified in its charter)

                New York                           13-2614959
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)          Identification No.)

                               48 Wall Street
                          New York, New York 10286

    (Address of Principal Executive Offices, including Zip Code)


                          Putnam Profit-Sharing Plan
        Putnam Stock Option Plan of The Bank of New York Company, Inc.
          Putnam Incentive Stock Option Plan of The Bank of New York
                                Company, Inc.
                          (Full title of the plans)

                     __________________________________

                         Phebe C. Miller, Secretary
                     The Bank of New York Company, Inc.
                               One Wall Street
                          New York, New York  10286

                   (Name and address of agent for service)

                     __________________________________

                               (212) 635-1643
         (Telephone number, including area code, of agent for service)


                       CALCULATION OF REGISTRATION FEE

                 Proposed         Proposed
Title of         Maximum          Maximum        Amount of
Securities to    Amount to be     Offering Price Aggregate       Registration
be Registered    Registered       Per Share      Offering Price  Fee
- -------------    ------------     -------------- --------------  ------------
Common Stock,    150,000 shares   $39.50(1)     $5,925,000(1)    $2,043.00
$7.50 par value

Preferred Stock  150,000 rights       (2)             (2)            (2)
Purchase Rights

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange Consolidated Tape on August 24, 1995.

(2) There is no independent market for the Preferred Stock Purchase Rights (the "Rights") at this time. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. The market price of each share of Common Stock includes the value of the share of Common Stock together with the value of the Right appertaining thereto.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference


        The following documents filed by The Bank of New York Company, Inc. (the "Company") (File No. 1-6152) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1995 and;

        3. The Company's Current Reports on Form 8-K for the report dates January 17, March 27, April 17, July 13 and August
8, 1995;

        4. The description of The Company's Common Stock and the related Preferred Stock Purchase Rights contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the Common Stock offered hereby has been sold or which deregisters all the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable

Item 5. Interests of Named Experts and Counsel

Validity of Common Stock

   The validity of the securities covered by this Registration statement has been passed upon for the Company by Paul A.
Immerman, Esq., Senior Counsel of The Bank of New York.

Item 6. Indemnification of Directors and Officers

        The By-Laws (Section 7.1) of the Company provide the following:

        Except to the extent expressly prohibited by the New York Business Corporation Law, the Company shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Company, or serves or served at the request of the Company any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.
   The Company may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

        Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

        Anything in these By-laws to the contrary notwithstanding, no elimination of this By-law, and no amendment to this By-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder, shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this By-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

        The Company shall not, except by elimination of or amendment to this By-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this By-Law. The indemnification of any person provided by this By-Law shall continue after such person has ceased to be a director or officer of the Company and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

        The Company is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this By-law, it being expressly recognized hereby that all directors or officers of the Company by serving as such after the adoption hereof, are acting in reliance hereon and that the Company is estopped to contend otherwise.

   In case any provision in this By-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein to the fullest extent permitted by law.

        For purposes of this By-law, the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to any employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this By-law, the term "Company" shall include any legal successor to the
Company, including any corporation which acquires all or substantially all of the assets of the Company in one or more transactions.

        A person  who has  been successful,  on  the  merits  or
otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this By-law shall be indemnified as authorized in such paragraph. Except as provided in the preceding sentence and unless ordered by a court, indemnification under this By-law shall be made by the Company if, and only if, authorized in the specific case:

     (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the first paragraph of this By-law, or,

     (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

           (a) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this By-law has been met by such director or officer, or

           (b) by the  shareholders  upon  a  finding  that  the
               director  or   officer  has  met  the  applicable
               standard of conduct set forth in such paragraph.

If any action with respect to indemnification of directors and officers is taken by way of amendment of these By-Laws, resolution of directors, or by agreement, the Company shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

        With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgement in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

        In addition, the Company maintains a directors and officers insurance policy.


Item 7. Exemption from Registration Claimed.

        Not applicable

Item 8. Exhibits.

Exhibit
Number     Description of Exhibits
- -------    -----------------------

 3.1 Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994. (File No. 1-6152)

 3.2      By-laws of the Company, incorporated by reference to
          Exhibit 3(a)  to the Company's 1987 Annual Report on
          Form 10-K. (File No. 1-6152)

 4.1      Rights Agreement, including form of Preferred Stock
          Purchase Rights, incorporated herein by reference to the Company's Registration Statement on Form 8-A dated December 18, 1985.

 4.2 First Amendment, dated as of June 13, 1989, to the Rights Agreement, including form of Preferred Stock Purchase Right, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8, dated June 14, 1989, to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

 4.3 Second Amendment, dated as of April 30, 1993, to the Rights Agreement, including form of Preferred Stock Purchase Right, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, dated April 30, 1993, to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

 4.4 Third Amendment, dated as of March 8, 1994, to the Rights Agreement, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed March 23, 1994, to the Company's Registration Statement on Form 8-A, dated December 18, 1985.

 4.7 Specimen of Certificate for the Company's Common Stock, incorporated by reference to exhibit 4.4 to the Company's Registration Statement on Form S-8 filed January 29, 1993 (Registration No. 33-57670).

 4.8      The Profit Sharing Plan for Employees of The Putnam
          Trust Company of Greenwich

 4.9      Amendment to The Profit Sharing Plan for Employees of
          The Putnam Trust Company of Greenwich

 4.10     The Putnam Trust Stock Option Plan

 4.11     Amendment to The Putnam Trust Stock Option Plan

 4.12     The Putnam Trust Incentive Stock Option Plan

 4.13     Amendment to The Putnam Trust Incentive Stock Option
          Plan dated May 17, 1995

 4.14     Amendment to The Putnam Trust Incentive Stock Option Plan

 5.1      Opinion of Counsel

 5.2      Determination  Letter   from  the  Internal  Revenue
          Service regarding the Putnam Profit-Sharing Plan.

23.1      Consent of Deloitte & Touche LLP

23.2      Consent of Arthur Andersen LLP

23.3 Consent of counsel (included in Exhibit 5.1 to this Registration Statement).

24        Powers of Attorney



Item 9.  Undertakings

        The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided,  however,   that  paragraphs   (a)(1)(i)   and
(a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on the 31st day of August, 1995.

                            The Bank of New York Company, Inc.


                                /s/ Deno D. Papageorge
                            By: _______________________________
                                Deno D. Papageorge
                                Senior Executive VIce President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of August, 1995.

        Signature                            Title
        ---------                            -----

                                    Chairman of the Board and
                                    Chief Executive Officer
 /s/ J. Carter Bacot                (Principal Executive
_____________________________       Officer) and Director
   (J. Carter Bacot)

                                    Senior Executive Vice
                                    President
/s/ Deno D. Papageorge              (Principal Financial
_____________________________       Officer)
   (Deno D. Papageorge)

                                    Comptroller
/s/ Robert E. Keilman               (Principal
_____________________________       Accounting Officer)
   (Robert E. Keilman)


           *                        Director
____________________________
     (Richard Barth)

           *                        Director
____________________________
   (Frank Biondi, Jr.)

           *                        Director
____________________________
   (William R. Chaney)

        Signature                   Title
        ---------                   -----

           *                        Vice Chairman and Director
____________________________
   (Samuel F. Chevalier)


                                    Director
____________________________
    (Anthony P. Gammie)



            *                       Director
____________________________
     (Ralph E. Gomory)



            *                       Senior Executive Vice
____________________________        President and Director
     (Alan R. Griffith)



                                    Director
____________________________
  (Edward L. Hennessy, Jr.)



             *                      Director
____________________________
      (John C. Malone)



             *                      Director
____________________________
     (Donald L. Miller)



                                    Director
____________________________
     (H. Barclay Morley)



             *                      Director
____________________________
      (Martha T. Muse)



             *                      Director
____________________________
     (Catherine A. Rein)

           Signature                Title
           ---------                -----

             *                      President and Director
____________________________
     (Thomas A. Renyi)



             *                      Director
____________________________
     (Harold E. Sells)



             *                      Director
____________________________
     (W.S. White)


*  Deno D. Papageorge,  by  signing
his name hereto on August 31, 1995,
does hereby  sign  this document on
behalf  of  each of  the  indicated
directors   of    the    registrant
pursuant   to   powers  of attorney
duly  executed  by  such   persons.



____________________________________
Deno D. Papageorge, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on the 24th day of August, 1995.


                                   Profit Sharing Plan for
                                   Employees of The Putnam Trust
                                   Company of Greenwich,
                                   Connecticut

                                   By:  THE PUTNAM TRUST COMPANY
                                        OF GREENWICH, as trustee

                                        /s/ Michael M. Cassell
                                   By:__________________________
                                      Michael M. Cassell
                                      President and Chief
                                      Executive Officer

                         EXHIBIT INDEX

Exhibit
Number    Description
 3.1      Restated Certificate  of Incorporation  of the Company,
          incorporated by reference to Exhibit 4 to the Company's
          Quarterly Report  on Form  10-Q for  the quarter  ended
          September 30, 1994. (File No. 1-6152)

 3.2      By-laws  of the Company, incorporated by reference to
          Exhibit 3(a)  to the  Company's 1987  Annual Report  on
          Form 10-K. (File No. 1-6152)

 4.1      Rights Agreement, including form of Preferred Stock
          Purchase Rights, incorporated herein by reference to the Company's Registration Statement on Form 8-A dated
          December 18, 1985.

 4.2      First Amendment, dated as of June 13, 1989, to the
          Rights Agreement, including form of Preferred Stock
          Purchase Right, dated as of December 10, 1985, between
          The Bank of New York Company, Inc. and The Bank of New
          York, as Rights Agent, incorporated by reference to the amendment on Form 8, dated June 14, 1989, to the registrant's Registration Statement on Form 8-A, dated
          December 18, 1985.

 4.3      Second Amendment, dated as of April 30, 1993, to the
          Rights Agreement,  including form  of  Preferred  Stock
          Purchase Right,  dated as of December 10, 1985, between
          The Bank  of New York Company, Inc. and The Bank of New
          York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, dated April 30, 1993, to the registrant's Registration Statement on Form 8-A, dated
          December 18, 1985.

 4.4      Third Amendment,  dated as  of March  8, 1994,  to  the
          Rights Agreement, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed March 23, 1994, to the Company's Registration Statement on Form 8-A, dated December 18, 1985.

 4.7      Specimen  of  Certificate  for  the Company's Common
          Stock, incorporated by reference to exhibit 4.4 to the Company's Registration Statement on Form S-8 filed January 29, 1993 (Registration No. 33-57670).

 4.8      The Profit Sharing Plan for Employees of The Putnam
          Trust Company of Greenwich

 4.9      Amendment to The Profit Sharing Plan for Employees of
          The Putnam Trust Company of Greenwich

 4.10     The Putnam Trust Stock Option Plan

 4.11     Amendment to The Putnam Trust Stock Option Plan

 4.12     The Putnam Trust Incentive Stock Option Plan

 4.13     Amendment to The Putnam Trust Incentive Stock Option
          Plan dated May 17, 1995

 4.14     Amendment to The Putnam Trust Incentive Stock Option Plan

 5.1      Opinion of Counsel

 5.2 Determination Letter from the Internal Revenue Service regarding the Putnam Profit-Sharing Plan.

 23.1     Consent of Deloitte & Touche LLP

 23.2     Consent of Arthur Andersen LLP

 23.3 Consent of counsel (included in Exhibit 5.1 to this Registration Statement).

 24       Powers of Attorney